Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2008 Second Quarter Financial Results

•	Second Quarter 2008 Sales of $19.3 Million Reflect 30% Growth Over Same Period 2007

•	First Half 2008 Sales of $35.5 Million Reflect 27% Growth Over Same Period 2007

For Immediate Release

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Wednesday, August 6, 2008 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported financial results for the three and six months ended June 30, 2008. Product sales for the three months ended June 30, 2008 increased 30% to $19.3 million as compared to $14.9 million for the same period in 2007. Product sales for the six months ended June 30, 2008 increased 27% to $35.5 million, as compared to $28.0 million for the same period in 2007.

Sales growth for the reported periods in 2008 was primarily attributable to increased sales of our VITOSS® FOAM and VITAGEL® product portfolios in the U.S. as we further develop our U.S. field sales network. Approximately 60% of our product sales during the three and six months ended June 30, 2008 and 2007, respectively, were from products based upon our VITOSS FOAM platform co-developed with Kensey Nash Corporation. VITAGEL contributed approximately 25% of product sales for the three and six months ended June 30, 2008, as compared to approximately 19% and 20% of our product sales during the three and six months ended June 30, 2007, respectively.

Gross profit for the three months ended June 30, 2008 and 2007 was $13.0 million and $9.8 million, respectively. As a percentage of sales, gross profit was 67% and 66% for the three months ended June 30, 2008 and 2007, respectively. Gross profit for the six months ended June 30, 2008 was $23.3 million as compared to $18.2 million for the same period in 2007. As a percentage of sales, gross profit was 66% and 65% for the six months ended June 30, 2008 and 2007, respectively. The increase in the gross profit margins for the three and six months ended June 30, 2008, as compared to the gross profit margins for the corresponding periods in 2007, primarily reflects improved manufacturing efficiencies and lower VITAGEL royalty expense as a percentage of product sales.

Operating expenses for the three months ended June 30, 2008 and 2007 were $16.3 million and $12.8 million, respectively, which represent a 27% increase in operating expenses as compared to a 30% increase in product sales and a 33% increase in gross profit over the three months ended June 30, 2007. For the six months ended June 30, 2008 and 2007, operating expenses were $30.6 million and $24.4 million, respectively, which represent a 25% increase in operating expenses as compared to a 27% increase in product sales and a 28% increase in gross profit over the six months ended June 30, 2007. The increase in operating expenses for the three and six months ended June 30, 2008 was primarily due to higher selling and marketing expense, including salary and benefit costs incurred by expanding our field sales team in order to support the growth of U.S product sales, as well as higher commissions paid in the U.S. as a result of increased product sales in 2008. The number of our direct sales representatives increased from 80 at June 30, 2007 to 92 at June 30, 2008.

The operating loss for the three months ended June 30, 2008 increased to $3.3 million from $3.0 million for the three months ended June 30, 2007. The operating loss for the six months ended June 30, 2008 and 2007 was $7.3 million and $6.2 million, respectively. The increase in operating loss for the three and six months ended June 30, 2008 as compared to the corresponding periods in 2007 primarily resulted from increased selling & marketing expenses, partly offset by increased gross profit.

The net loss for the three months and six months ended June 30, 2008 was $3.6 million and $7.8 million, as compared to $3.2 million and $6.1 million, respectively, for the corresponding periods in 2007. The increase in the net loss for the three and six months ended June 30, 2008 primarily resulted from increased selling and marketing expenses and increased interest expense, partly offset by increased gross profit. In addition, the six months ended June 30, 2008 included a $0.1 million loss on asset dispositions, while the same period in 2007 included a net gain of $0.4 million from the sale of the ENDOSKELETON product line and related assets. The net loss per common share for each of the three months ended June 30, 2008 and 2007 was $0.05, based upon 75.8 million and 61.4 million common shares outstanding, respectively. The net loss per common share for each of the six months ended June 30, 2008 and 2007 was $0.10, based upon 75.8 million and 61.3 million shares outstanding.

Cash, cash equivalents, and investments were $36.1 million at June 30, 2008 in comparison to cash, cash equivalents and investments of $48.4 million at December 31, 2007. For the six months ended June 30, 2008, the net cash and cash equivalents used in operating activities were $10.5 million, compared to $8.8 million for the six months ended June 30, 2007. Net cash and cash equivalents used in operating activities for the six months ended June 30, 2008 increased as compared with the six months ended June 30, 2007 primarily due to: (i) an increase in the operating loss, (ii) an increase in accounts receivable, and (iii) a decrease in accounts payable and accrued expenses.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Albert J. Pavucek, Jr., Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern time on August 7, 2008 to review and discuss the second quarter 2008 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 54484614. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning August 7, 2008, at 11:30 a.m. Eastern time, and ending August 14, 2008, at 11:59 p.m. Eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 54484614.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize certain products based on our VITOSS platform, we market VITAGEL under a license agreement, we market VITASURE™ Absorbable Hemostat under a distribution rights agreement, and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the development of our sales network; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
Statements of Operations Data:
PRODUCT SALES	$19,340,714	100%	$14,851,943	100%	$35,504,996	100%	$28,002,629	100%

COST OF SALES	6,355,907	33%	5,073,113	34%	12,168,116	34%	9,782,202	35%

GROSS PROFIT	12,984,807	67%	9,778,830	66%	23,336,880	66%	18,220,427	65%

OPERATING EXPENSES:
General & administrative expenses	3,072,327	16%	2,836,696	19%	5,530,732	16%	5,308,103	19%
Selling & marketing expenses	11,070,617	57%	8,312,483	56%	21,278,992	60%	15,726,623	56%
Research & development expenses	2,132,680	11%	1,638,410	11%	3,836,289	11%	3,411,728	12%

Total operating expenses	16,275,624	84%	12,787,589	86%	30,646,013	86%	24,446,454	87%

OPERATING LOSS	(3,290,817)	(17)%	(3,008,759)	(20)%	(7,309,133)	(21)%	(6,226,027)	(22)%

INTEREST EXPENSE	(473,983)	(2)%	(61,652)	(<1)%	(1,162,182)	(3)%	(127,549)	(<1)%
REVENUE INTEREST EXPENSE	—	—	(351,865)	(2)%	—	—	(671,494)	(2)%
(LOSS) ON SALE OF ASSET	(145,983)	(1)%	—	—	(145,983)	(<1)%	—	—
GAIN ON SALE OF PRODUCT LINE AND RELATED ASSETS	—	—	—	—	—	—	372,375	(1)%
INTEREST INCOME	302,507	2%	252,255	2%	811,003	2%	538,306	2%

LOSS BEFORE INCOME TAX	(3,608,276)	(19)%	(3,170,021)	(21)%	(7,806,295)	(22)%	(6,114,389)	(22)%
INCOME TAX EXPENSE	(14,350)	(<1)%	—	—	(28,700)	(<1)%	—	—

NET LOSS	$(3,622,626)	(19)%	$(3,170,021)	(21)%	$(7,834,995)	(22)%	$(6,114,389)	(22)%

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.05)		$(0.05)		$(0.10)		$(0.10)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	75,795,861		61,378,088		75,774,893		61,344,966

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

	(Unaudited)	(Audited)
	June 30, 2008	December 31, 2007
Balance Sheet Data:
Cash and cash equivalents	$11,878,131	$10,185,775
Short-term investments	21,672,895	38,222,113
Accounts receivable, net	9,841,373	8,437,917
Inventories	17,064,516	15,611,769
Other current assets	516,931	633,058

Total current assets	60,973,846	73,090,632
Long-term investments	2,506,230	—
Property and equipment, net	10,686,693	8,252,394
License Right Intangible, net	7,724,412	8,149,608
Other assets	742,053	724,504

Total assets	$82,633,234	$90,217,138

Current liabilities	$10,344,811	$11,281,583
Notes payable, net of debt discount	24,016,022	23,895,376
Other long-term liabilities	203,121	510,762

Total liabilities	34,563,954	35,687,721
Total shareholders’ equity	48,069,280	54,529,417

	$82,633,234	$90,217,138

	Six Months Ended June 30,
	2008	2007
Cash Flow Data:
Net cash used in operating activities	$(10,463,612)	$(8,782,011)

Net cash provided by investing activities	$11,811,737	$1,411,852

Net cash provided by (used in) financing activities	$87,511	$(149,506)

Effect of exchange rate changes on cash and cash equivalents	$256,720	$(68,873)

Source: Orthovita, Inc.